UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 18, 2012

XILINX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive, San Jose, California		95124
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD.

On May 18, 2012, the jury in the trial of a patent infringement lawsuit filed by PACT XPP Technologies, AG (“PACT”) against Xilinx, Inc., ( the “Company”) in the U.S. District Court for the Eastern District of Texas, Marshall Division (PACT XPP Technologies, AG. v. Xilinx, Inc. and Avnet, Inc. Case No. 2:07-CV-563) concluded its deliberations. The jury found two patents held by PACT were valid and were willfully infringed by the Company. The jury awarded PACT the sum of $15.4 million as damages and royalties on past Xilinx sales. The presiding judge will decide the component for willful infringement at a future date which has not yet been determined, and such enhanced damages, including the willfulness component, could be as much as treble the $15.4 million jury verdict.

PACT filed its patent infringement lawsuit against the Company on December 28, 2007. The lawsuit pertained to eleven different patents and PACT sought injunctive relief, damages including ongoing royalties and enhanced damages, interest and attorneys’ fees. The claims relating to nine of the eleven patents were dismissed from the case prior to trial.

The Company intends to appeal the verdict and is evaluating its other options, including motions for judgment as a matter of law.

Forward-Looking Statements

This document contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “intend,” “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties described in the Company’s most recent Forms 10-Q and 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

By:

Date: May 21, 2012		/s/ Jon A. Olson
Jon A. Olson Senior Vice President, Finance and Chief Financial Officer